Exhibit (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO EXCHANGE

CONVERTIBLE PROMISSORY NOTES AND

AMEND WARRANTS TO PURCHASE COMMON STOCK

ISSUED BETWEEN APRIL 30, 2015 – MAY 15, 2015

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 11:59 P.M. (EASTERN TIME) ON SEPTEMBER 21, 2015, UNLESS THE OFFER IS EXTENDED

THE DATE OF THIS OFFER DOCUMENT IS AUGUST 24, 2015

CytoDyn Inc., a Colorado corporation (the “Company,” “CytoDyn,” “we” or “us”), is offering to exchange certain of its convertible promissory notes and to reduce the exercise price of related warrants to purchase common stock, pursuant to the terms and conditions set forth in this tender offer statement (this “Offering Memorandum”) and the related “Election Form,” as such documents may be amended or supplemented from time to time (together, the “Offer”).

The securities eligible for the Offer are the convertible promissory notes, having an aggregate outstanding principal amount of $3,981,050 (the “Eligible Notes”) and related warrants (the “Eligible Warrants” and, together with the Eligible Notes, the “Eligible Securities”), which were issued together in connection with our private placement financings to accredited investors that closed on April 30, 2015, May 6, 2015, May 13, 2015 and May 15, 2015. The Eligible Securities are described more fully in Section 10 of The Offer: “Description of Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.”

On the terms and subject to the conditions of the Offer, we are offering to exchange the Eligible Notes for (i) the issuance of restricted shares of our common stock, no par value (the “Common Stock”), for the settlement of the balance of the Eligible Notes (principal plus accrued interest through the expiration date of this Offer, which we currently expect to be September 21, 2015) at a price of $0.675 per share (the “Offer Price”) and (ii) the amendment of the Eligible Warrants to reduce the exercise price of the Eligible Warrants to the Offer Price of $0.675 per share (as so amended, the “Amended Warrants”). The Offer Price represents a 10.0% discount to $0.75, which is the current conversion price of the Eligible Notes and current exercise price of the Eligible Warrants.

We are making the Offer to settle the balances of the Eligible Notes and give the holders of the Eligible Securities an opportunity to obtain shares of our Common Stock at a discount to the current conversion price and exercise price of the Eligible Securities. The principal and interest for Eligible Notes that are not exchanged in the Offer, or otherwise converted pursuant to their terms, will become due and payable between October 30, 2015 and November 15, 2015, six months from their date of issuance. In order to repay the Eligible Notes on maturity, we will need to raise additional capital, which may not be available at that time. The Offer permits us to relieve some of our outstanding debt and improve our capital structure as we seek to raise additional financing in the near term to finance our operations.

Participation in the Offer is voluntary. The Offer is not conditioned upon any minimum number of holders electing to participate or any minimum aggregate principal amount of Eligible Notes being tendered for exchange. However, if you elect to participate in the Offer, you must exchange the entire amount of your Eligible Note, and you may not exchange only a portion of your Eligible Note in the Offer. If you elect not to participate in the Offer, your Eligible Note and Eligible Warrants will remain outstanding on the same terms and conditions under which they were originally issued, and the conversion price of your Eligible Note and the exercise price of your Eligible Warrants will not be reduced to the Offer Price.

The offering period for the Offer will commence on August 24, 2015 and expire at 11:59 p.m. (Eastern Time), on September 21, 2015, unless the Offer is extended (the “Expiration Date”). We may extend the Expiration Date at our discretion. If we extend the Offer, the term “Expiration Date” will refer to the time and date at which the extended Offer expires.

Shares of our Common Stock are quoted on the OTCQB of the OTC Markets Group under the symbol “CYDY.” On August 21, 2015, the closing price per share of our Common Stock was $0.81.

IMPORTANT

If you would like to accept the Offer, you must properly complete and sign the Election Form in accordance with the terms set forth in the offering materials, and you must deliver it to us by mail or courier service at the following address:

CytoDyn Inc.

Attention: Michael D. Mulholland

1111 Main Street, Suite 660

Vancouver, Washington 98660

We must receive your Election Form before 11:59 p.m. (Eastern Time) on the Expiration Date. If we do not receive your Election Form by 11:59 p.m. (Eastern Time) on the Expiration Date, you will be deemed to have rejected the Offer. You may direct questions about the Offer to our Chief Financial Officer, Michael D. Mulholland, by telephone at (360) 980-8524, by e-mail at mmulholland@cytodyn.com, or by mail or courier service at the foregoing address.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SECURITY HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR ELIGIBLE NOTES. YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFERING MEMORANDUM (INCLUDING OUR REASONS FOR MAKING THE OFFER) AND THE INFORMATION IN THE ELECTION FORM BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR ELIGIBLE NOTE IN THE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE NOTE PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFERING MEMORANDUM.

i

SUMMARY OF TERMS

This Summary of Terms is designed to answer some of the questions that you may have about the Offer. You should carefully read this entire document and its schedules. The Offer is made subject to the terms and conditions of these documents as they may be amended or supplemented from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this Offering Memorandum and the accompanying Election Form. We have made references in this summary to other sections in this Offering Memorandum to help you find a more complete description of these topics.

1.	What is the Offer?

Upon the terms and subject to the conditions described in this Offering Memorandum and the related Election Form, we are offering to exchange certain Eligible Notes, which were issued in connection with our private placement financings to accredited investors that closed on April 30, 2015, May 6, 2015, May 13, 2015 and May 15, 2015, for (i) the issuance of restricted shares of our Common Stock at an Offer Price of $0.675 per share and (ii) the amendment of the Eligible Warrants, which were issued in the same private placement financings as the Eligible Notes, to reduce the exercise price of the Eligible Warrants to the Offer Price of $0.675 per share. The Offer Price represents a 10% discount to $0.75, which is the current conversion price of the Eligible Notes and the current exercise price of the Eligible Warrants. See the following sections of the Offer: Section 3 “Exchange of Eligible Notes” and Section 10 “Description of Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.”

2.	Why is the Company making the Offer?

We are making the Offer in order to settle the balances of Eligible Notes and give holders of Eligible Notes an opportunity to obtain shares of our Common Stock at a discount to the current conversion price and exercise price of the Eligible Securities. For Eligible Notes that are not exchanged in the Offer, or otherwise converted pursuant to their terms, all outstanding principal and accrued but unpaid interest thereon will become due and payable between October 30, 2015 and November 15, 2015, on the dates that are six months from their date of issuance. In order to repay the Eligible Notes on maturity, we will need to raise additional capital, which may not be available at that time. The Offer permits us to relieve certain of our outstanding debt relating to the Eligible Notes and improve our capital structure, as we seek to raise additional financing in the near future term to finance our operations. See Section 1 of the Offer: “Background and Purpose of the Offer.”

3.	Who is entitled to participate in the Offer?

Only the holders of Eligible Securities described in this Offering Memorandum are eligible to participate in the Offer. These Eligible Securities were issued to investors under a private placement to accredited investors that closed between April 30, 2015 and May 15, 2015. No other holders of promissory notes, warrants, options or other securities to acquire shares of our Common Stock may participate in the Offer. See the following Sections of the Offer: Section 2 “Eligibility” and Section 10 “Description of Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration in the Offer.”

4.	How many Eligible Notes will the Company exchange?

We are offering to exchange all of the Eligible Notes for Common Stock at a discount to the current conversion price of the Eligible Notes and for the reduction in the exercise price of the related Eligible Warrants. The aggregate balance of the outstanding Eligible Notes is $3,981,050 in principal amount plus $64,414 in accrued interest through July 31, 2015, and there are related Eligible Warrants outstanding to purchase an aggregate of 1,061,586 shares of our Common Stock. The Offer is not conditioned upon any minimum number of holders electing to participate or any minimum aggregate principal amount of Eligible Notes being tendered for exchange. See Section 3 of the Offer: “Exchange of Eligible Notes.”

5.	How long do I have to decide whether to tender in the Offer?

You will have until 11:59 P.M. (Eastern time) on September 21, 2015 to decide whether to tender your Eligible Note in the Offer unless the Offer is terminated or extended by us as described in this Offering Memorandum.

6.	How do I choose to participate in the Offer?

To tender your Eligible Note, you must deliver your Eligible Note (or an Affidavit of Lost Note) together with a completed Election Form to us at the following address:

CytoDyn Inc.

Attention: Michael D. Mulholland

1111 Main Street, Suite 660

Vancouver, Washington 98660

See Section 4 of the Offer: “Procedures for Tendering Eligible Notes.”

This is a one-time offer and we will not accept late tenders under any circumstances. We reserve the right to reject any and all tenders that we determine are incomplete, not in appropriate form or that we determine are unlawful to accept, subject to the judgment of a court of competent jurisdiction to the contrary.

7.	Can the Offer be extended and under what circumstances?

We are reserving the right to extend the Offer at our discretion. Also, if we should materially amend the Offer we will ensure that the Offer remains open long enough to comply with applicable securities laws. It is possible that such changes could involve an extension of the Offer up to 10 additional business days in some cases.

8.	How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension not later than 9:00 A.M. (Eastern time), on the next business day after the day on which the Offer was scheduled to expire.

9.	If I elect to participate in the Offer, do I have to tender the entire balance of my Eligible Note or can I just tender a portion of my Eligible Note or Eligible Warrant?

If you elect to participate in the Offer, you must tender the entire balance of your Eligible Note and cannot partially tender your Eligible Note. All of the related Eligible Warrants that you hold will be amended to reduce the exercise price thereof, but only if you elect to participate in the Offer and tender your Eligible Note for exchange.

10.	If I have already converted a portion of my Eligible Note or exercised a portion of my Eligible Warrants, may I still choose to participate in the Offer?

Yes, the terms of the Offer will apply to the portion of your Eligible Securities that remains outstanding, unconverted and unexercised. See Section 4 of the Offer: “Procedures for Tendering Eligible Notes.”

11.	What will happen if I do not tender my Eligible Note in the Offer?

If you elect not to participate in the Offer, your Eligible Note and Eligible Warrants will remain outstanding on the same terms and conditions under which they were originally issued. The conversion price of your Eligible Note and the exercise price of your Eligible Warrants will not be reduced to the Offer Price if you elect not to participate in the Offer.

12.	Are there any conditions to the Offer and can the Company terminate the Offer?

The Offer is not conditioned upon any minimum number of holders electing to participate or any minimum aggregate principal amount of Eligible Notes being tendered for exchange. However, the Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer, and we can terminate the Offer upon notice to you if these events occur. See Section 6 of the Offer: “Extension of the Offer; Termination; Amendment.”

13.	Until what time can I withdraw previously tendered Eligible Notes?

You may withdraw previously tendered Eligible Notes at any time until the Offer has expired. To withdraw securities, you must deliver a completed Withdrawal Form to the Company while you still have the right to withdraw your Eligible Note. See Section 7 of the Offer: “Withdrawal Rights.”

14.	When will the Company issue the Common Stock and Amend the Eligible Warrants in exchange for tendered Eligible Notes?

We will issue the Common Stock and deem the exercise price of the related Eligible Warrants to be amended in exchange for the tendered Eligible Notes promptly after the expiration of the Offer and our acceptance of your Eligible Note.

15.	Are there risks that I should consider in deciding whether to tender my Eligible Note in the Offer?

Yes, accepting this offer has risk. You should review the discussion of these risks in the section entitled “Risks of Participating in the Offer.”

16.	Will the Amended Warrants, the shares of Common Stock issued in exchange for the Eligible Notes in the Offer or the shares of Common Stock issued in exchange for the Amended Warrants be eligible for resale without restriction?

The Amended Warrants, the shares of Common Stock issued under the Offer, and the shares of Common Stock issuable upon exercise of the Amended Warrants, are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (the “Securities Act”). Therefore, the Amended Warrants, the shares of Common Stock issued under the Offer and the shares of Common Stock issuable upon exercise of the Amended Warrants are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of Common Stock issued under the Offer shall be deemed to have been acquired at the time the Eligible Note was originally acquired and will be available for resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met, including the fact that six months has passed since your acquisition of the Eligible Note and the fact that we are current in our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at that time. See Section 10 of the Offer: “Description of the Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.”

17.	Do any of the executive officers and directors have an interest in the Offer?

None of our executive officers or directors or their affiliates have an interest in the Offer other than as our stockholders. See Section 12 of the Offer: “Interests of Directors and Executive Officers; Transactions and Arrangements.”

18.	What does the Company’s Board of Directors think of the Offer?

Our Board of Directors has approved the Offer. However, neither the Company nor our Board of Directors makes any recommendation to holders as to whether to tender or refrain from tendering their Eligible Notes.

19.	Is there any information regarding the Company that I should be aware of before deciding to participate in the Offer?

Yes. Your decision should take into account the information included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2015 filed with the Securities and Exchange Commission (the “SEC”). This report and other documents we file with the SEC are available for review at www.sec.gov. See Section 17 of the Offer: “Additional Information.” In addition, before making your decision, you should review the section “Risks of Participating in the Offer.”

20.	Will I have to pay federal income taxes if I participate in the Offer?

We believe that the exchange of the Eligible Securities should constitute a taxable exchange for U.S. Federal income tax purposes. Consequently, upon your exchange of your Eligible Note in the Offer, you should generally recognize short term capital gain or loss equal to the difference between the fair market value of the Common Stock received and your tax basis in your Eligible Note.

You are encouraged to consult with your own personal tax advisor if you have questions about the potential tax effects of participating in the Offer. See Section 15 of the Offer: “Certain United States Federal Income Tax Considerations.”

21.	Who can I talk to if I have questions about the Offer?

For additional information about the Offer or to request assistance or additional copies of any materials we have provided regarding the Offer, you should contact our Chief Financial Officer, Michael D. Mulholland, by telephone phone at (360) 980-8524, by e-mail at mmulholland@cytodyn.com, or by mail or courier service at CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660. See Section 17 of the Offer: “Additional Information.”

IMPORTANT NOTICES

The securities being offered pursuant to this Offering Memorandum are being offered pursuant to exemptions provided under the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. The Common Stock issued in exchange for the Eligible Notes and issuable upon exercise of the Amended Warrants will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws.

This Offering Memorandum has been prepared solely for the benefit of holders of Eligible Securities. Distribution of this Offering Memorandum to any person other than such holders and those persons retained to advise such holders is unauthorized and any reproduction of this Offering Memorandum or related documents, in whole or in part, is prohibited.

You should review this Offer carefully and consult with your own attorneys, accountants and financial and tax advisors. You must make your own decision as to whether or not to exchange your Eligible Note. None of the Company, the directors, officers or any affiliated persons, advisors, representatives, counsel or other agent is making any representation or recommendation to any holder regarding this Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Note. You should rely only on the information contained in this Offering Memorandum or the other documents related to the offer referred to herein.

FORWARD-LOOKING STATEMENTS

This Offering Memorandum (and documents included in this mailing or incorporated by reference) may contain certain statements which are forward-looking in nature and are based on the current beliefs of our management as well as assumptions made by and information currently available to management. In addition, when used in this Offering Memorandum, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this Offering Memorandum with respect to future events, the outcome of which is subject to risks. See “Risks of Participating in the Offer.” Some of these risks include but are not limited to:

•	the anticipated impact of the Offer on our financial statements;

•	the sufficiency of our cash position;

•	our ability to meet our debt obligations;

•	our ability to achieve approval of a marketable product;

•	design, implementation and conduct of clinical trials;

•	the results of our clinical trials, including the possibility of unfavorable clinical trial results;

•	the market for, and marketability of, any product that is approved;

•	the existence or development of vaccines, drugs, or other treatments for infection with the Human Immunodeficiency Virus that are viewed by medical professionals or patients as superior to our products;

•	regulatory initiatives, compliance with governmental regulations and the regulatory approval process;

•	general economic and business conditions; and

•	changes in foreign, political, and social conditions.

You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. In addition to the risk factors contained herein, other factors are discussed in more detail in Part I, Item 1A entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended May 31, 2015.

RISKS OF PARTICIPATING IN THE OFFER

Any investment in the Company is subject to risks inherent to our business. You should carefully consider the following important risks and uncertainties as well as those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2015 filed with the SEC and listed in Section 17 of the Offer: “Additional Information” before exchanging your Eligible Note in this Offer. If any of the events described in the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our Common Stock could decline significantly, and you might lose all or part of your investment.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer.

Our Board of Directors approved the Offer, but it makes no recommendation as to whether holders of Eligible Notes should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Eligible Notes for purposes of negotiating the terms of the Offer. We cannot assure you that the value of the shares issued upon exercise of the Amended Warrants received in the Offer will in the future equal or exceed the exercise price per share of the Amended Warrants.

We have not obtained and will not obtain any ruling from the Internal Revenue Service concerning the income tax consequences of participation in this Offer to Exchange.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of exchanging the Eligible Securities for the Common Stock and Amended Warrants pursuant to the Offer. We believe that the exchange of the Eligible Securities should constitute a taxable exchange for U.S. federal income tax purposes. Consequently, upon your exchange of your Eligible Note in the Offer, you should generally recognize short term capital gain or loss equal to the difference between the fair market value of the Common Stock received and your tax basis in your Eligible Note. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Offer. See Section 15: “Certain United States Federal Income Tax Considerations.”

The Amended Warrants and the shares of Common Stock issued under the Offer and issuable upon exercise of the Amended Warrants are restricted securities and can only be sold pursuant to an effective registration statement or an available exemption from registration under the Securities Act.

The Amended Warrants, the shares of Common Stock issued under the Offer and the shares of Common Stock issuable upon exercise of the Amended Warrants are being issued in reliance upon exemptions from the Securities Act. Therefore, the Amended Warrants, the shares of Common Stock issued under the Offer and the shares of Common Stock issuable upon exercise of the Amended Warrants are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of Common Stock issued under the Offer shall be deemed to have been acquired at the time the Eligible Note was originally acquired and will be available for resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met, including the fact that six months has passed since your acquisition of your Eligible Note and the fact that we are current in our reporting obligations under the Exchange Act at that time. See Section 10 of the Offer: “Description of the Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.” See Section 10 of the Offer: “Description of the Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.”

THE OFFER

1.	Background and Purpose of the Offer.

Background

As further described in Section 10: “Description of Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration,” we issued convertible promissory notes, which we refer to as the Eligible Notes, and warrants to purchase our Common Stock, which we refer to as the Eligible Warrants, to accredited investors in connection with a private placement between April 30, 2015 and May 15, 2015. All Eligible Notes mature six months from their date of issuance, and all Eligible Warrants expire on the fifth anniversary of their respective dates of issuance. Information concerning the Eligible Notes and the Eligible Warrants, including the number outstanding, exercise price and expiration dates, are described in Section 10: “Description of Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.” These Eligible Notes and Eligible Warrants are the only securities eligible to participate in the Offer.

Purpose of the Offer

We are making the Offer to settle the balances of the Eligible Notes and give the holders of the Eligible Securities an opportunity to obtain shares of our Common Stock at a discount to the current conversion price and exercise price of the Eligible Securities. The principal and interest for Eligible Notes that are not exchanged in the Offer, or otherwise converted pursuant to their terms, will become due and payable between October 30, 2015 and November 15, 2015, six months from their date of issuance. In order to repay the Eligible Notes on maturity, we will need to raise additional capital, which may not be available at that time. The Offer permits us to relieve some of our outstanding debt and improve our capital structure as we seek to raise additional financing in the near term to finance our operations.

2.	Eligibility.

We are offering holders of outstanding Eligible Securities, for a limited period of time, the opportunity to voluntarily exchange their Eligible Notes for Common Stock at a discount to the current conversion price of the Eligible Notes and for the reduction in the exercise price of their Eligible Warrants, upon the terms and subject to the conditions described in this Offering Memorandum and the related Election Form. This Offering Memorandum and the related Election Form will be mailed to record holders of Eligible Notes whose names appear in our corporate records as of the date of this Offering Memorandum.

The securities eligible to participate in the Offer are the Convertible Promissory Notes and Warrants to Purchase Common Stock (which are together herein referred to as the Eligible Securities), issued to accredited investors in a private placement between April 30, 2015 and May 15, 2015, as further described in Section 10: “Description of Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.” The table below sets forth the outstanding Eligible Securities as of the date of this Offering Memorandum, including the exercise and conversion prices and expiration and maturity dates of such securities:

	Principal Amount Outstanding	Conversion Price per Share	Maturity Dates
Eligible Notes	$3,981,050	$0.75	10/30/2015 – 11/15/2015

	Number Outstanding	Exercise Price per Share	Expiration Dates
Eligible Warrants	1,061,585	$0.75	4/30/2020 –5/15/2020

For additional information concerning the Eligible Securities see Section 10: “Description of Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.”

If you properly tender (and do not validly withdraw) your Eligible Note on or prior to the expiration of the Offer, and the Offer is not otherwise terminated, we will issue you Common Stock and amend the price of your related Eligible Warrants promptly following the expiration of the Offer. See Section 5: “Acceptance of Eligible Notes; Issuance of Common Stock; Amendment of Eligible Warrants.”

The Offer is only being made for outstanding, unexercised Eligible Notes issued to accredited investors in a private placement offering between April 30, 2015 and May 15, 2015. The Offer does not in any way apply to shares previously purchased, whether upon the conversion or exercise of the Eligible Securities or otherwise, nor does it apply to any of our other outstanding convertible notes, warrants or stock options. Any portion of an Eligible Note or Eligible Warrant that you have previously converted or exercised is no longer outstanding and is therefore not subject to the Offer. If you have converted an Eligible Note in part or exercised an Eligible Warrant in part, the remaining unconverted or unexercised portion that remains outstanding is eligible for participation in the Offer. Eligible Securities for which you have properly submitted, prior to the date of the commencement of the Offer, a conversion notice or an exercise form, along with the applicable conversion price or exercise price, will be considered to have been previously converted or exercised, whether or not you have received confirmation of the conversion or exercise of such securities.

3.	Exchange of Eligible Notes.

By properly tendering (and not validly withdrawing) your Eligible Note for exchange, assuming your Eligible Note is accepted by the Company pursuant to the terms of the Offer and the Offer is not otherwise terminated, your Eligible Note will be considered to have been exchanged for Common Stock and for the amendment of your Eligible Warrants concurrently with the expiration of the Offer.

We will issue the shares of our Common Stock for which your Eligible Note were exchanged and deem the exercise price of your related Eligible Warrants amended promptly following the expiration of the Offer, and such Eligible Notes that are validly tendered will be cancelled. If you elect to participate in the Offer, you must tender your Eligible Note in full – no partial tenders will be accepted. The Offer is not conditioned upon any minimum number of holders electing to participate or any minimum aggregate principal amount of Eligible Notes being tendered for exchange, and is not conditioned upon any required financing. The Offer is, however, subject to certain conditions. See Section 8: “Conditions of the Offer.”

4.	Procedures for Tendering Eligible Notes.

You do not have to participate in the Offer, and there are no repercussions if you choose not to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything and your Eligible Note and Eligible Warrants will remain outstanding on the same terms and conditions (including the $0.75 conversion price and exercise price) under which they were originally issued.

We will not accept any Eligible Notes for exchange that have not been properly tendered in accordance with the terms and conditions set forth in this Offering Memorandum and the related Election Form. We will return to the tendering security holders any Eligible Notes that we do not accept in the Offer at our expense promptly after the expiration of the Offer.

Proper Tender of Eligible Notes

To participate in the Offer, you must properly complete, sign and date the Election Form included with this Offering Memorandum and mail or otherwise deliver it to usin an acceptable manner described herein, with your Eligible Note (or an Affidavit of Lost Note), so that we receive them no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on September 21, 2015 (or such later date and time as we may extend the expiration of the Offer), at:

CytoDyn Inc.

Attention: Michael D. Mulholland

1111 Main Street, Suite 660

Vancouver, Washington 98660

PLEASE NOTE THAT DELIVERY OF THE ELECTION FORM BY FACSIMILE OR EMAIL WILL NOT BE ACCEPTED.

The Election Form should clearly indicate each Eligible Note you are tendering pursuant to the terms and conditions set forth in this Offering Memorandum.

The Election Form must be executed by the record holder of the tendered Eligible Note. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election Form.

If you do not submit an Election Form for your Eligible Note prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the Offer.

The only acceptable methods of delivery of all documents are by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Determination of Validity; Rejection of Eligible Notes; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our sole discretion, all questions as to form, validity, (including time of receipt), and acceptance of any tender of Eligible Notes or withdrawal of tendered Eligible Notes. Our determination of these matters will be final and binding on all parties, subject to the judgment of a court of competent jurisdiction to the contrary. We may reject any or all tenders of or withdrawals of tendered Eligible Notes that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made, subject to the judgment of a court of competent jurisdiction to the contrary. We may waive, as to all eligible security holders, any defect or irregularity in any tender with respect to any particular Eligible Notes. No tender of Eligible Notes or withdrawal of tendered Eligible Notes will be deemed to have been properly made until all defects or irregularities have been cured by the tendering security holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

5.	Acceptance of Eligible Notes; Issuance of Common Stock and Amendment of Eligible Warrants.

Upon the terms and subject to the conditions of the Offer, we expect, upon and as of the expiration of the Offer to:

•	accept for exchange all properly tendered and not validly withdrawn Eligible Notes; and

•	treat all such tendered Eligible Notes as exchanged for Common Stock and for the amendment of the related Eligible Warrants as described in this Offering Memorandum.

Promptly after the expiration of the Offer, we will issue shares of our Common Stock and deem the exercise price of your Eligible Warrants amended in exchange for your Eligible Note, and such Eligible Notes that are validly tendered will be cancelled. If we withdraw the Offer or if, at the expiration of the Offer, we do not accept the tender of your Eligible Note for any valid reason described in this Offering Memorandum, we will promptly return to you your tendered Eligible Note.

By properly tendering (and not validly withdrawing) your Eligible Note, you will have accepted the Offer. Our acceptance of your Eligible Note for tender will form a binding agreement between you and us upon the terms and subject to the conditions set forth in this Offering Memorandum and the related Election Form upon the expiration of the Offer.

If you elect not to participate in the Offer, your Eligible Note will remain outstanding on the same terms and conditions (including the $0.75 conversion price and exercise price) under which they were originally issued.

6.	Extension of the Offer; Termination; Amendment.

The expiration of the Offer is currently scheduled to be 11:59 P.M. (Eastern time) on September 21, 2015. Although we do not currently intend to do so, we may, at any time and at our discretion, extend the period of time during which the Offer is open and delay accepting any tendered Eligible Notes. If we extend the Offer, we will continue to accept properly completed Election Forms until the new expiration date.

Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M. (Eastern time) on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the Offer will be disseminated promptly to holders of Eligible Securities in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Offer, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Notes upon the occurrence of any of the conditions specified under Section 8: “Conditions of the Offer” by, in addition to the procedure set forth herein, giving written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered Eligible Notes is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must deliver the consideration offered or return the Eligible Notes tendered promptly after termination or withdrawal of a tender offer.

If we materially change the terms of the Offer or the information set forth in this Offering Memorandum, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information set forth in this Offering Memorandum, other than a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7.	Withdrawal Rights.

You may change your election and withdraw from the Offer your tendered Election Form and Eligible Notes only if you properly complete, sign and date the Withdrawal Form included with this Offering Memorandum and mail or otherwise deliver (in an acceptable manner described herein) the Withdrawal Form to us so that it is received no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on September 21, 2015 (or such later date and time as we may extend the expiration of the Offer), at:

CytoDyn Inc.

Attention: Michael D. Mulholland

1111 Main Street, Suite 660

Vancouver, Washington 98660

PLEASE NOTE THAT DELIVERY OF THE WITHDRAWAL FORM BY FACSIMILE OR EMAIL WILL NOT BE ACCEPTED.

The Withdrawal Form must be executed by the record holder of the Eligible Notes to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

You may also withdraw your tendered Election Form and Eligible Notes pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for exchange within 40 business days from the commencement of the Offer. For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight (Eastern time).

The only acceptable methods of delivery of all documents are by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Once you have withdrawn your tendered Election Form and Eligible Note, you may re-tender before the expiration of the Offer only by again following the delivery procedures described in this Offering Memorandum.

8.	Conditions of the Offer.

Conditions Applicable to all Eligible Notes

Notwithstanding any other provision of the Offer, we will not be required to accept any tendered Eligible Notes, and we may terminate or amend the Offer, or postpone our acceptance of any tendered Eligible Notes, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred and, in our reasonable judgment and regardless of the circumstances giving rise to the event, the occurrence of such event or events (other than an act or omission to act by us) makes it inadvisable for us to proceed with the Offer or with the acceptance of the tendered Eligible Notes:

(a)	there shall have been threatened in writing or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer, the issuance of the Common Stock, the amendment of the Eligible Warrants, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b)	there shall have been any action threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might:

•	make the acceptance of the Eligible Notes tendered for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, some or all of the Eligible Notes tendered for exchange;

•	materially impair the benefits we hope to receive as a result of the Offer; or

•	materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us, including any position adopted by the SEC that this Offer jeopardizes or invalidates the exemption from the requirement to register securities under the Securities Act upon which we relied when selling the Eligible Securities;

(c)	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(d)	a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us (other than the merger relating to our reincorporation in Delaware, which is discussed in Section 11: “Information Regarding CytoDyn”), shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offering Memorandum;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offering Memorandum shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

9.	Market for Our Common Stock.

Shares of our Common Stock are quoted on the OTCQB of the OTC Markets Group under the symbol “CYDY.” As of August 14, 2015, the number of record holders of our Common Stock was approximately 330 and the number of shares of Common Stock outstanding was 79,604,624.

The following table contains information about the range of high and low sale prices for our Common Stock based upon reports of transactions on the OTCQB.

Period	High	Low
Fiscal Year Ended May 31, 2014:
First quarter ended August 31, 2013	$1.10	$0.65
Second quarter ended November 30, 2013	$1.50	$0.70
Third quarter ended February 28, 2014	$1.40	$0.79
Fourth quarter ended May 31, 2014	$1.00	$0.54

Fiscal Year Ended May 31, 2015:
First quarter ended August 31, 2014	$1.12	$0.54
Second quarter ended November 30, 2015	$1.25	$0.66
Third quarter ended February 28, 2015	$1.30	$0.68
Fourth quarter ended May 31, 2015	$1.09	$0.63

Subsequent Interim Period:
June 1, 2015 through August 21, 2015	$1.08	$0.76

The source of these high and low prices was the OTCQB. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions.

10.	Description of Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.

Eligible Securities

The securities eligible to participate in the Offer are the Convertible Promissory Notes and Warrants to Purchase Common Stock (which are together herein referred to as the Eligible Securities), issued to accredited investors in a private placement between April 30, 2015 and May 15, 2015. The table below sets forth the outstanding Eligible Securities as of the date of this Offering Memorandum, including the exercise and conversion prices and expiration and maturity dates of such securities:

	Principal Amount Outstanding	Conversion Price per Share	Maturity Dates
Eligible Notes	$3,981,050	$0.75	10/30/2015 – 11/15/2015

	Number Outstanding	Exercise Price per Share	Expiration Dates
Eligible Warrants	1,061,585	$0.75	4/30/2020 – 5/15/2020

Terms of the Eligible Notes

The Eligible Notes were issued between April 30, 2015 and May 15, 2015. The Eligible Notes are the general unsecured obligations of the Company and rank pari passu with the Company’s other existing unsecured convertible promissory notes. The principal amount of the Eligible Notes plus unpaid accrued interest is convertible at the election of the holders into shares of Common Stock at any time prior to maturity at an initial conversion price of $0.75 per share. The Eligible Notes bear simple interest at the annual rate of 7.0%. Principal and accrued interest, to the extent not previously paid in cash or converted, is due and payable in full six months from the date of issuance of the Eligible Notes.

Terms of the Eligible Warrants

The Eligible Warrants are exercisable for 20% of the shares into which the Eligible Notes were convertible at issuance (based upon an initial conversion price of $0.75). The Eligible Warrants are exercisable at a price of $0.75 per share. The Eligible Warrants are currently exercisable in full and will expire five years from the date of issuance.

Effect of Exchange of Notes on the Availability of Rule 144

The shares of Common Stock issuable under the Offer are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (which we refer to as the Securities Act in this Offering Memorandum). Therefore, the shares of Common Stock issuable under the Offer are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of Common Stock issued under the Offer shall be deemed to have been acquired at the time the Eligible Notes were acquired and could be available for resale under Rule 144 under the Securities Act upon the expiration of the applicable holding period, which is at least six months from the date of the original issuance of the Eligible Notes, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act), at that time. The exchange of Eligible Notes for the shares of Common Stock under the Offer would not have any effect on the availability of a holder to sell the shares of Common Stock acquired under Rule 144. For purposes of this discussion, we refer to the period of time that a person is deemed to have beneficially owned the shares of our Common Stock issuable under the Offer or upon exercise of and Eligible Warrant as the “holding period.”

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of the shares of our Common Stock issued upon conversion of a convertible note would be entitled to sell those shares under Rule 144 after a holding period of at least six months (including any period of consecutive ownership of preceding non-affiliated holders), subject to the availability of current public information about us and provided that we have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. For purposes of determining the holding period under Rule 144, you are permitted to “tack” the holding period of the Eligible Notes to the shares of Common Stock issued in this transaction.

The Amended Warrants and shares of Common Stock issuable upon exercise of the Amended Warrants are being issued in reliance upon exemptions from the Securities Act. Therefore, the Amended Warrants and the shares of Common Stock issuable upon exercise of the Amended Warrants are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. When you exercise the purchase of shares under your Amended Warrant for cash, the holding period for the shares of Common Stock acquired upon such exercise would begin on the date of such exercise.

Consideration for the Exchange

We will issue the shares of Common Stock and amend the exercise price Eligible Warrants in the manner described in this Offering Memorandum in exchange for Eligible Notes properly elected to be exchanged, and not validly withdrawn, by you and accepted by us for such exchange.

11.	Information Regarding CytoDyn.

Overview

CytoDyn Inc. is a publicly traded biotechnology company focused on the clinical development and potential commercialization of humanized monoclonal antibodies to treat Human Immunodeficiency Virus (“HIV”) infection. Our lead product candidate, PRO 140, belongs to a class of HIV therapies known as entry inhibitors. These therapies block HIV from entering into and infecting certain cells. Although CytoDyn intends to focus its efforts on PRO 140, we also hold certain rights in two proprietary platform technologies: Cytolin®, a humanized monoclonal antibody targeting HIV with a mechanism of action which may prove to be synergistic to that of PRO 140 and other treatments, and CytoFeline™, a felinized-monoclonal antibody targeting Feline Immunodeficiency Virus.

Our Common Stock is traded on the OTCQB under the symbol “CYDY.” Our principal executive offices are located at 1111 Main Street, Suite 660, Vancouver, Washington 98660, and our telephone number is (360) 980-8524. Our internet address is http://www.cytodyn.com/. Information contained on our website does not constitute a part of the Offer.

For additional information regarding the Company, you should also review the materials that we have filed with the SEC and have listed in Section 17: “Additional Information.”

Reincorporation in Delaware

The Company is currently incorporated in Colorado. In our Definitive Proxy Statement on Schedule 14A filed on July 17, 2015, we included a proposal to reincorporate the Company in Delaware, which is anticipated to be presented to our shareholders for approval at the annual meeting to be held on August 27, 2015. If the proposal is approved, we anticipate effecting the reincorporation prior to the Expiration Date of this Offer, by means of a merger into a newly formed Delaware corporation, with the Delaware corporation surviving the merger.

In the event that we effect our reincorporation into Delaware prior to the Expiration Date, all obligations of the Company relating to the Offer would automatically be assumed by the Delaware corporation, and all references to the Company in this Offering Memorandum, the Election Form, the Withdrawal Form, or any other documents relating to the Offer shall be deemed to refer to the Delaware corporation as the surviving entity in the merger.

Financial Information

Our audited financial statements for our fiscal years ended May 31, 2015 and 2014 included in our Annual Report on Form 10-K filed with the SEC on July 10, 2015, are incorporated by reference herein. Please see Section 17: “Additional Information” for instructions on how you can obtain copies of our SEC filings including filings that contain our financial statements.

The following table sets forth audited summarized consolidated historical financial data as of and for the years ended May 31, 2015 and December 31, 2014. The information presented below has been derived from the consolidated financial statements included in our annual reports on Form 10-K described above and should be read together with those consolidated financial statements and the notes related thereto, as well as the sections of such annual reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended May 31,
	2015	2014
Statement of Operations Data:
Operating expenses	$19,596,526	$8,112,728
Operating loss (before extraordinary items)	$(19,596,526)	$(8,112,728)
Net loss	$(25,088,070)	$(12,431,413)
Basic and diluted loss per share	$(0.43)	$(0.27)
Basic and diluted weighted average common shares outstanding	58,375,637	46,900,643

Balance Sheet Data:
Current assets	$2,037,809	$5,443,235
Noncurrent assets	$2,641,452	$2,984,036
Current liabilities	$10,725,252	$2,116,355
Noncurrent liabilities	$4,646,525	$2,338,684

The book value per share of our Common Stock as of May 31, 2015 was a negative $0.17.

Certain pro forma financial information relating to the Offer is presented below in Section 13: “Accounting Consequences of the Offer.”

12.	Interests of Directors and Executive Officers; Transactions and Arrangements.

We do not have any officers or directors that are holders of the Eligible Securities. As of August 14, 2015, to the best of our knowledge, there are no holders that beneficially own more than 5% of the outstanding shares of our Common Stock and also hold Eligible Securities.

The Offer was unanimously approved by our Board of Directors, after due deliberation. The entire board is disinterested with respect to the Offer, as none of the directors hold Eligible Securities.

As of August 14, 2015, our executive officers, directors and 5% or greater stockholders beneficially owned an aggregate of 31,422,703 shares of our Common Stock.

None of our directors or executive officers has engaged in transactions involving the Eligible Securities during the past 60 days. In addition, except as otherwise described above or in our filings with the SEC, including our Definitive Proxy Statement on Schedule 14A filed on July 17, 2015 and our Annual Report on Form 10-K for the fiscal year ended May 31, 2015, we are not and, to our knowledge, none of our directors or executive officers is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

13.	Accounting Consequences of the Offer.

The amount of the current liability associated with the Eligible Notes that will be reduced as a result of the Offer will depend on how many holders elect to exchange the Eligible Notes. Assuming that all holders of Eligible Securities elect to participate in the Offer, the consummation of the Offer would cause our current liabilities to decrease by $4,045,464 and would result in the issuance of an additional 5,993,280 shares of Common Stock, as of July 31, 2015. Additionally, in connection with this Offer to induce conversion of the Eligible Notes by way of reducing the conversion price from $0.75 per share to $0.675 per share and to lower the exercise price of the Eligible Warrant from $0.75 per share to $0.675 per share, the Company will recognize approximately $310,000 of non-cash interest expense based upon a Black-Scholes valuation, dated as of August 21, 2015, which will also reduce shareholders’ equity by a similar amount. This estimated pro forma non-cash interest expense and corresponding decrease in shareholders’ equity could be higher or lower depending on our closing stock price on the Expiration Date, as compared to our closing stock price on August 21, 2015.

14.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the Eligible Notes as contemplated by this Offer. Our obligation under this Offer to accept any tendered Eligible Notes for exchange is subject to conditions, including the conditions described in Section 8: “Conditions of the Offer.”

15.	Certain United States Federal Income Tax Considerations.

The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our Common Stock and Amended Warrants received under the Offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all effective as of the date hereof and subject to change (possibly with retroactive effect) or differing interpretations. We have not sought a ruling from the IRS and no assurance can be given that the IRS will not challenge the conclusions stated below.

This discussion does not purport to address all tax considerations that may be relevant to you in light of your particular circumstances, or to holders who are subject to special tax rules, such as: financial institutions; banks; insurance companies; regulated investment companies; real estate investment trusts; tax-exempt organizations; dealers in securities; taxpayers that utilize the mark-to-market method of tax accounting; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; U.S. Holders who hold the Eligible Securities or our Common Stock, as applicable, through a foreign entity or foreign account; partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities); persons subject to the alternative minimum tax; individual retirement and other tax-deferred accounts; U.S. expatriates; persons who acquired the Eligible Securities as compensation; or investors who hold the Eligible Securities as part of a hedge, straddle or other risk reduction transaction. This discussion is limited to holders who hold the Eligible Securities, Common Stock and Amended Warrants as capital assets (generally, for investment purposes). If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Eligible Securities or our Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of exchanging Eligible Securities for Common Stock and Amended Warrants pursuant to the Offer and owning and disposing of shares of our Common Stock or Amended Warrants received pursuant to the Offer. This summary does not consider any tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any U.S. federal taxes other than income taxes.

THE FOLLOWING SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. IT DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM (I) THE EXCHANGE OF ELIGIBLE SECURITIES FOR COMMON STOCK AND AMENDED WARRANTS PURSUANT TO THE OFFER AND (II) OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK AND AMENDED WARRANTS RECEIVED UPON PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (INCLUDING ESTATE AND GIFT TAX RULES) AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS, AS WELL AS THE APPLICATION UNDER ANY APPLICABLE TAX TREATY.

Holders who do not participate in the Offer

Holders of Eligible Securities who elect not to participate in the Offer and do not exchange their Eligible Securities for Common Stock and Amended Warrants should not recognize gain or loss as a consequence of the Offer. A holder of an Eligible Note generally will not recognize gain or loss upon the conversion of the Eligible Note into common stock pursuant to the terms of such note, except with respect to any cash received in lieu of fractional shares, and certain amounts treated as interest for tax purposes. The holding period of the shares received upon conversion will include the period during which the Eligible Note was held, and the holder’s aggregate tax basis in the shares received upon conversion will be equal to such holder’s aggregate tax basis in the Eligible Note at the time of conversion, less the portion allocable to any fractional share.

U.S. Holders who participate in the Offer

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of Eligible Securities, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen for U.S. federal income tax purposes;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If you are not a U.S. Holder, this subsection does not apply to you.

Exchange of Eligible Notes and Eligible Warrants for Common Stock and Amended Warrants

The federal income tax consequences of the exchange of Eligible Notes and Eligible Warrants for Common Stock and Amended Warrants will depend on whether the exchange is treated as a “recapitalization” under Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. It is unlikely that the exchange will constitute a recapitalization as we do not believe that the Eligible Notes constitute “securities” for U.S. federal income tax purposes (“Tax Securities”).

The term “securities” is not defined in the Code or the applicable Treasury Regulations and has not been clearly defined by judicial decisions or administrative rulings. In general, the determination of whether a debt instrument constitutes a Tax Security is based upon an evaluation of all of the facts and circumstances, including the nature of the debt instrument, the degree of participation and continuing interest of holders of the debt instruments in the affairs of the business and the extent of proprietary interest compared with the similarity of the Eligible Note to a cash payment. In making this determination, courts have typically focused on the original term of the debt instrument (i.e., the length of time between the issuance of the debt instrument and its maturity). In general, debt instruments with an original term of five (5) years or less are rarely treated as Tax Securities and debt instruments with an original term of ten (10) years or more are likely to be treated as Tax Securities. Since the Eligible Notes have an original term of six (6) months, it appears that the Eligible Notes should not constitute Tax Securities.

Accordingly, your participation in the Offer should be a taxable transaction. In such a case, except as otherwise provided below: (i) you will recognize gain or loss equal to the difference between the fair market value of the Common Stock and Amended Warrants received and your adjusted tax basis in the Eligible Securities surrendered, (ii) your holding period will not include the holding period of the Eligible Securities exchanged therefor, and (iii) your adjusted tax basis in the Common Stock and Warrants will generally be equal to their fair market value at the time of the exchange. When a debt instrument and warrant are issued as an investment unit (such as the Eligible Securities), the Code generally requires an allocation of the unit purchase price between the debt element and the warrant element for purposes of calculating the issue price of the debt instrument. This allocation is based on the relative fair market value of the debt instrument and the warrant and generally results in an increased inclusion of ordinary income to a holder on disposition of the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in income. Since the Eligible Securities will have been held for less than a year, any gain realized will be short term capital gain. Amounts received with respect to accrued and unpaid interest will generally be treated as interest income taxable at ordinary income rates.

The Eligible Notes will be treated as having been issued with original issue discount (“OID”) for U.S. federal income tax purposes if their issue price was less than their stated redemption price at maturity by at least a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal, interest, and other amounts payable over the term of the debt instrument, other than “qualified stated interest.” Stated interest is “qualified stated interest” if it is unconditionally payable in cash at least annually. The Eligible Notes are treated as issued with OID in an aggregate amount equal to the excess of (a) the sum of all payments on the notes, other than qualified stated interest, over (b) the issue price of such notes.

The Eligible Notes should be treated as a short-term nongovernment obligation under Section 1271(a)(4) of the Code. Under these rules, and subject to the discussion below on obligations subject to Section 1281 of the Code, OID is not currently included in the U.S. Holder’s income. Instead, the U.S. Holder’s “ratable share” of OID (based, generally speaking, on the number of days the Holder held the obligation) is treated as ordinary interest income when the Eligible Note is disposed of. Any gain realized on disposition in excess of the OID will be treated as capital gain.

Certain specified types of short-term obligations are subject to different rules under Section 1281 of the Code. Section 1281 applies to any short-term obligation that is (i) held by a taxpayer using an accrual method of accounting; (ii) held primarily for sale to customers in the ordinary course of the taxpayer’s trade or business; (iii) held by a bank; (iv) held by a regulated investment company or a common trust fund; (v) identified by the taxpayer under Section 1256(e)(2) of the Code as being part of a hedging transaction; (vi) a stripped bond or stripped coupon held by the person who stripped the bond or coupon; or (vii) an obligation acquired by certain partnerships, S corporations, trusts or other pass-through entities. If Section 1281 of the Code does not apply to an Eligible Note, a U.S. Holder can elect to have Section 1281 apply, in which case OID must be included in income currently as it accrues. Accrual of OID on short-term obligations for cash basis taxpayers generally is based ratably on the number of days accrued over the period, but such taxpayers can elect to use economic accrual principles. U.S. Holders of Eligible Notes should consult their independent tax advisors regarding the tax consequences of an election to treat such notes under the rules of Section 1281 of the Code.

U.S. Holders are advised to consult their own tax advisors as to the tax treatment and character of gain recognized pursuant to this Offer.

Distributions on Common Stock Received upon Participation in the Offer

Any distributions you receive in respect of our Common Stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our Common Stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate U.S. Holder will qualify for taxation at a reduced 20% rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) your adjusted tax basis in the shares of our Common Stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the Common Stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Sale, Exchange, Call, or Expiration of an Amended Warrant.

Upon a sale, exchange (other than by exercise, which generally would not be taxable), call, expiration, or other taxable disposition of an Amended Warrant, a U.S. Holder will be required to recognize gain or loss in an amount equal to the difference between (i) the amount, if any, realized upon such disposition (or, if the Amended Warrant is held as part of a unit at the time of the disposition of the unit, the portion of the amount realized on such disposition that is allocated to the Amended Warrant based on the then fair market value of the Amended Warrant) and the U.S. Holder’s tax basis in the Amended Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Amended Warrant was held by the U.S. Holder for more than one year at the time of such disposition. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified gross income for the taxable year over a certain threshold (which, in the case of individuals, will be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. Holder’s “net investment income” may generally include, among other items, certain interest, dividends, gain, and other types of income from investments, minus the allowable deductions that are properly allocable to that gross income or net gain. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our Common Stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain U.S. Holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, our Common Stock. Under the Code and applicable Treasury Regulations, a U.S. Holder of our Common Stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on our Common Stock, or the proceeds of a sale, exchange or disposition of our Common Stock, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (ii) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle a U.S. Holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders who participate in the Offer

This subsection describes the tax consequences to a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are a beneficial owner of Eligible Securities and you are, for U.S. federal income tax purposes:

•	an individual who is not a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized or created under laws outside of the United States; or

•	an estate or trust that is not a U.S. Holder.

If you are not a Non-U.S. Holder, this subsection does not apply to you.

Exchange of Eligible Notes for Common Stock

The Exchange will be a taxable transaction. Accordingly, and subject to the discussion of backup withholding and FATCA below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, unless:

•	if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such exchange and certain other conditions are met; or

•	that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States).

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from the exchange, exceeds capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “Income or Gain Effectively Connected with a United States Trade or Business,” below.

Note that Common Stock issued in exchange for accrued and unpaid interest paid to certain Non-U.S. Holders may also be eligible for the “portfolio interest” exception from U.S. income and withholding taxes.

Distributions on Common Stock Received upon Participation in the Offer

If you receive a distribution with respect to our Common Stock that is treated as a dividend because it is either paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), including (without limitation) any deemed dividends, you generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless such dividend is effectively connected with your conduct of a U.S. trade or business, which will be taxed as discussed under the heading “Income or Gain Effectively Connected with the Conduct of a United States Trade or Business” below.

Sale or Other Taxable Disposition of Common Stock or Amended Warrants

Subject to the discussion of backup withholding and FATCA below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, repurchase or other taxable disposition of shares of our Common Stock or Amended Warrants received pursuant to the offer, unless:

•	if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, repurchase or disposition and certain other conditions are met;

•	that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale, exchange or other disposition and the period during which you held the shares.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, repurchase or disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “Income or Gain Effectively Connected with a United States Trade or Business,” below. We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Income or Gain Effectively Connected with the Conduct of a United States Trade or Business

If you are engaged in a trade or business in the United States and if dividends paid on our Common Stock or gain on the disposition of our Common Stock is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), then you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to such income) on such dividends or gain on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, dividends and gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) generally provides that a 30% withholding tax may be imposed on certain payments of U.S. source income (such as dividends) to certain Non-U.S. Holders, and, on or after January 1, 2017, a 30% withholding tax may be imposed on the proceeds from the sale of property by certain Non-U.S. Holders that could give rise to certain types of U.S. source payments. Withholding is generally required unless such Non-U.S. Holders enter into an agreement with the IRS to disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, interests in such Non-U.S. Holders, as well as certain other information relating to such interests. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications and obligations of FATCA.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to each Non-U.S. Holder, and the tax withheld with respect to such dividends. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

A Non-U.S. Holder will generally be subject to backup withholding for dividends on our Common Stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Common Stock by a Non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States unless the proceeds are transferred to an account maintained by the holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address or the sale has some other specified connection to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of its shares of our Common Stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless such Non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a Non-U.S. Holder sells its shares of our Common Stock through a foreign broker which derives more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such Non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle a Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations.

16.	Fees and Expenses.

We will pay a cash fee of 4% to Paulson Investment Company LLC of the aggregate principal of Eligible Notes which convert into Common Stock for soliciting tenders of Eligible Notes pursuant to this Offer.

17.	Additional Information.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “SC TO-I”), of which this Offering Memorandum is a part. This Offering Memorandum does not contain all of the information contained in the SC TO-I and the additional exhibits to the SC TO-I. We recommend that you review the SC TO-I, including its additional exhibits, and the following materials that we have filed with the SEC and incorporated herein by reference before making a decision on whether to tender your Eligible Note:

•	our Annual Report on Form 10-K for the year ended May 31, 2015, filed with the SEC on July 10, 2015;

•	our Current Reports on Form 8-K filed with the SEC on June 25, 2015, July 23, 2015, August 3, 2015 and August 4, 2015 (as amended on August 19, 2015); and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 17, 2015.

You may read and copy any of these filings and other information about us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

We will provide without charge to each person to whom a copy of this Offering Memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company’s Chief Financial Officer, Michael D. Mulholland, by telephone at (360) 980-8524, by e-mail at mmulholland@cytodyn.com, or by mail or personal delivery service at the address indicated below.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document. The information contained in this Offering Memorandum should be read together with the information contained in the documents to which we have referred you.

18.	Miscellaneous.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Note pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offering Memorandum, the Election Form or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Please direct any questions or requests for assistance to our Chief Financial Officer, Michael D. Mulholland, by telephone at (360) 980-8524, by e-mail at mmulholland@cytodyn.com, or by mail or courier service at.

CytoDyn Inc.

Attention: Michael D. Mulholland

1111 Main Street, Suite 660

Vancouver, Washington 98660